For Immediate Release

U.S. ENERGY CORP. REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

RIVERTON, Wyoming – August 9, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today reported highlights and financial results for the second quarter ended June 30, 2010.

Selected Highlights for the Second Quarter and Period Subsequent to June 30, 2010

Highlights for the period include:

•	Production for second quarter ended June 30, 2010 totaling 72,601 barrels of oil and condensate and 163,996 MCF of gas or 99,900 BOE. Total daily production for the period averaged 1,100 BOED;

•
The Company has received an updated reserve report for its Bakken wells for the period ended June 30, 2010.  The reserve report indicated an addition of approximately 510,000 BOE in reserves from wells completed in the Williston Basin in 2010;

•
Initial production rate from the Jack Erickson 6-31 #1H well, completed and operated by Brigham Exploration Company (Nasdaq: BEXP) ("Brigham" or "BEXP"), of approximately 2,323 barrels of oil and 1.98 MMCF of natural gas per day or 2,652 BOE/D during an early 24-hour flow back period;

•
Initial production rate from the Sedlacek Trust 33-4 #1H well, completed and operated by Brigham, of approximately 2,413 barrels of oil and 1.69 MMCF of natural gas per day or 2,695 BOE/D during an early 24-hour flow back period;

•	The spudding of the first infill well with Brigham, the Brad Olson 9-16 #2H; as well as the spudding of the first well targeting the Three Forks formation with Brigham, the State 36-1 #2H;

•
Successful drilling of the ALMI # 8 well, operated by PetroQuest Energy, L.L.C. ("PetroQuest") (NYSE:PQ) and located in the South Chauvin Field in Terrebonne Parish, Louisiana. The well encountered approximately 64 feet (TVD) of net pay (Miocene sand) in two zones. USE participated for 53.3% of the drilling costs (50% after casing point), in order to earn a 36% net revenue interest in the prospect;

•
Expansion of the relationship with Houston Energy, with U.S. Energy entering into an agreement to acquire a 10% after casing point working interest in initial test wells in up to five prospect areas in the Permian Basin in west Texas.  The first well under the agreement, the Aspen prospect, has spud;

Press Release
August 9, 2010

•
Successful drilling of a well with Yuma Exploration and Production Company ("Yuma"), the Weyerhaeuser 57 #2 (Olympic prospect) well located in southern Louisiana, which was deemed productive after two zones with an estimated 18 to 34 feet of net pay were encountered;

•	Receipt of a cash distribution of $1.1 million from Standard Steam Trust ("SST") resulting from a sale by SST of one of their prospects to an undisclosed third party for an undisclosed amount; and

•	The addition of the Company’s shares to the Russell 3000 Index and the Russell Global Index.

Financial Highlights

The following table sets forth selected financial information for the six months ended June 30, 2010 and the relevant period in 2009:

U.S. ENERGY CORP.
CORPORATE PRESENTATIONS
(Unaudited)
(Amounts in thousands, except per share amounts)

	June 30,	December 31,
	2010	2009
Balance Sheet:
Cash, equivalents & U.S. treasury bills	$40,538	$55,462
Current assets	$45,887	$62,100
Current liabilities	$2,824	$8,672
Working capital	$43,063	$53,428
Total assets	$144,293	$146,723
Long-term obligations	$1,665	$1,573
Shareholders' equity	$131,625	$129,133

	For the six months through June 30,
	2010	2009
Income Statement:
Operating revenues	$15,174	$2,907
Income (loss) from continuing operations	$1,045	$(5,621)
Other income & (expenses)	$1,292	$(34)
Deferred (provision for) benefit from income taxes	$(940)	$423
Net income/(loss)	$1,397	$(5,232)
Net income/(loss) per share
Basic	$0.05	$(0.24)
Diluted	$0.05	$(0.24)
Shares outstanding
Basic	26,611,583	21,481,944
Diluted	27,813,215	21,481,944

The Company had $1.51 per outstanding common share at June 30, 2010 in cash, equivalents and U.S. Treasury Bills.

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Press Release
August 9, 2010

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Brigham Exploration, Houston Energy, Yuma, PetroQuest, and other partners, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed May 10, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com